Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 333-256345) of Five Star Bancorp of our report dated February 25, 2022, relating to the consolidated financial statements of Five Star Bancorp which report appears in the Form 10-K of Five Star Bancorp for the year ended December 31, 2021.

/s/ Moss Adams LLP

San Francisco, California

February 25, 2022